Exhibit 9.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-52934, No. 333-52934-01, No. 333-80245, No. 333-80245-01, No. 333-09774, No. 333-70636, No. 333-07214, No. 333-07212 and No. 033-41068 of Koninklijke Ahold N.V. on Form F-3, Form S-3 and Form S-8, as applicable, of our report dated May 5, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the application of accounting principles generally accepted (“GAAP”) in the United States of America (“US GAAP”) and changes in the method of accounting in fiscal 2003 under Dutch GAAP and US GAAP for vendor allowances in accordance with the guidance of Financial Accounting Standards Boards’ Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” and a change in the method of accounting in fiscal 2002 under US GAAP for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) appearing in this Annual Report on Form 20-F of Koninklijke Ahold N.V. for the year ended December 28, 2003.

/S/    DELOITTE ACCOUNTANTS

Deloitte Accountants

May 5, 2004

Amsterdam, The Netherlands